Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-159000) of Hawaiian Electric Industries, Inc. of our report dated June 10, 2016 relating to the financial statement of net assets available for benefits of American Savings Bank 401(k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

June 27, 2017